Exhibit 8.1

November 10, 2010

DCP Midstream Partners, LP

370 17th Street

Suite 2775

Denver, CO 80202

RE: DCP MIDSTREAM PARTNERS, LP,

        NOVEMBER 9, 2010 PROSPECTUS SUPPLEMENT

Ladies and Gentlemen:

We have acted as counsel to DCP Midstream Partners, LP (the “Partnership”) with respect to the preparation of the Prospectus Supplement dated November 10, 2010 (the “Prospectus Supplement”) filed on Form 424B. In connection therewith, we prepared the discussion set forth under the caption “Material Tax Consequences” in the Prospectus Supplement (the “Discussion”).

In rendering the Opinions, we have examined, and relied upon, the following records, certificates, representations, and other documents:

1.	Second Amended and Restated Agreement of Limited Partnership of DCP Midstream Partners, LP dated as of November 1, 2006.

2.	Amendment No. 1 to the Second Amended and Restated Agreement of Limited Partnership of DCP Midstream Partners, LP executed as of April 11, 2008.

3.	Amendment No. 2 to the Second Amended and Restated Agreement of Limited Partnership of DCP Midstream Partners, LP dated effective as of April 1, 2009.

4.	Prospectus Supplement.

5.	Prospectus dated May 26, 2010 (the “Prospectus”).

6.	Management Representation Letter dated November 10, 2010, from the Partnership to Holland & Hart LLP.

7.	Financial information provided to us by the Partnership.

For purposes of rendering the Opinions, as to all factual representations and assumptions, we have relied solely on the above-referenced documents and have not made any independent investigation or audit of the facts set forth therein. We consequently have relied upon the representations in the Management Representation Letter that the factual information presented in such documents or otherwise furnished to us are accurate and complete and have assumed that the information presented in such documents or otherwise furnished to us are accurate and

DCP Midstream Partners, LP

November 10, 2010

complete in all material respects. We are not aware of any material facts or circumstances to the contrary to, or inconsistent with, the representations upon which we have relied as described herein or other assumptions set forth herein. The opinions expressed in this letter are strictly limited to the Opinions and no other opinions may be implied. No inference should be drawn on any matter for which we have not specifically given an opinion. These Opinions are provided as legal opinions only, effective as of the date of this letter, and not as a guaranty or warranty of the matters discussed or referenced herein or as representations of fact.

In connection with the Opinions, we have assumed, with your consent:

1.	That all of the factual representations and statements set forth in the documents (including, without limitation, the Management Representation Letter) that we reviewed are true and correct, and all of the obligations imposed by any such documents on the parties thereto have been and will be performed or satisfied in accordance with their terms;

2.	The genuineness of all signatures, the proper execution of all documents, the authenticity of all documents submitted to us as originals, the conformity to originals of documents submitted to us as copies, the authenticity of the originals from which any copies were made, that all documents provided to us are in full force and effect in the form provided, and that any documents as to which we have reviewed only a form were or will be duly executed without material changes from the form reviewed by us; and

3.	That the Partnership and each of its subsidiaries (including the operating partnership), and the general partner, have been and will continue to be operated in the manner described in the relevant partnership agreement or other organizational documents and in the Prospectus, the Prospectus Supplement, and the Management Representation Letter.

In connection with the preparation of the Discussion, we hereby express the following opinions (the “Opinions”):

-	All statements of legal conclusions contained in the Discussion, unless otherwise noted, are our opinion with respect the matters set forth therein as of the date of the Prospectus Supplement, qualified by the limitations contained herein and in the Discussion.

-	Those matters in the Discussion as to which no legal conclusions are provided are accurate discussions of such federal income tax matters (except for any representations and statements of fact by the Partnership and its general partner, as to which we express no opinion).

DCP Midstream Partners, LP

November 10, 2010

The Opinions are based on relevant provisions of the Internal Revenue Code of 1986, as amended, Treasury regulations promulgated thereunder (including proposed and temporary Treasury regulations), and interpretations of the foregoing as expressed in court decisions, legislative history, and administrative determinations by the Internal Revenue Service (the “IRS”) (including its practices and policies in issuing private letter rulings which are not binding on the IRS, except with respect to the taxpayer that receives such a ruling), all as in effect on the date hereof (collectively, the “Federal Tax Law”). The Federal Tax Law is subject to changes (which may apply retroactively) that might result in material modifications of the Opinions.

The Opinions do not foreclose the possibility of a contrary determination by the IRS or a court of competent jurisdiction, or of a contrary position by the IRS or the Treasury Department in regulations or rulings issued in the future. In this regard, although we believe that the Opinions will be sustained if challenged, an opinion of counsel with respect to an issue is not binding on the IRS or the courts, and is not a guarantee that the IRS will not assert a contrary position with respect to such issue or that a court will not sustain such a position asserted by the IRS.

We assume no obligation to advise you of any changes in the Opinions or of any new developments in the application or interpretation of the Federal Tax Law subsequent to the date of this letter. The Partnership’s qualification and taxation as a publicly traded partnership that is not taxable as a corporation depends on the Partnership’s ability to meet, on a continuing basis, the various requirements under the Federal Tax Law with regard to, among other things, the sources of its income. We will not review the Partnership’s compliance with these requirements on a continuing basis. Accordingly, no assurance can be given that the actual results of the operations of the Partnership or the sources of its income, for any given taxable year, will satisfy the requirements under the Federal Tax Law for qualification and taxation as a publicly traded partnership that is not taxable as a corporation.

We hereby consent to the filing of this opinion of counsel as an exhibit to the Prospectus Supplement and to the reference to our firm in the Prospectus Supplement. In giving such consent, we do not admit that we are within the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations of the Commission issued thereunder.

References in this letter to “we” or “us” and in the Prospectus to “tax counsel” shall mean only the attorneys of Holland & Hart LLP who have materially participated in the preparation of the Discussion and this letter. If any statement in the Prospectus, Prospectus Supplement or this letter states, or implies, that we have, or have not, taken any particular action, such statement shall be interpreted as referring only to the actions of such attorneys.

Sincerely yours,

/s/ Holland & Hart LLP

HOLLAND & HART LLP